UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2011

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma		73102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Indenture

On March 15, 2011 (the “Closing Date”), SandRidge Energy, Inc. (the “Company”), completed the issuance and sale of $900,000,000 in aggregate principal amount of its 7.5% Senior Notes due 2021 (the “Notes”) to RBC Capital Markets, LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, as representatives of the several initial purchasers of the Notes (the “Representatives”). The Notes were issued in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 144A and Regulation S under the Securities Act.

On the Closing Date, the Company entered into (i) an indenture (the “Indenture”) by and among the Company, certain of its subsidiaries named therein (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) a Registration Rights Agreement (the “Registration Rights Agreement”) by and among the Company, the Guarantors and the Representatives, each relating to the Notes.

The principal terms of the Notes are governed by the Indenture. Pursuant to the Indenture, the Notes will mature on March 15, 2021, and interest is payable on the Notes on each March 15 and September 15, commencing September 15, 2011. The Notes are guaranteed by the Company’s material domestic subsidiaries.

At any time prior to March 15, 2016, the Company is entitled, at its option, to redeem some or all of the Notes at a redemption price of 100% of the principal amount thereof, plus the “Applicable Premium” (as defined in the Indenture) and accrued and unpaid interest, if any. On and after March 15, 2016, the Company may redeem the Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount thereof) equal to 103.75% for the twelve-month period beginning on March 15, 2016, 102.50% for the twelve-month period beginning March 15, 2017, 101.25% for the twelve-month period beginning March 15, 2018, and 100.00% beginning on March 15, 2019 and thereafter, plus accrued and unpaid interest, if any.

The Indenture restricts the ability of the Company and certain of its subsidiaries to, among other things: (i) borrow money; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity; (iii) make principal payments on, or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity; (iv) make investments; (v) grant liens on its assets; (vii) sell its assets; (viii) enter into transactions with affiliates; and (ix) engage in unrelated businesses. These covenants are subject to a number of exceptions and qualifications.

The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) a default in payment when due at maturity, upon acceleration or redemption, of the principal on the Notes; (iii) the failure by the Company to comply with certain covenants relating to merger, consolidation or sale of assets; (iv) the failure by the Company to comply for 60 days following notice with any of the other covenants or agreements in the Indenture; (v) there occurs with respect to any indebtedness of the Company or any Guarantor having an outstanding principal amount of $50.0 million or more (a) an event of default which results in such indebtedness being due and payable prior to its maturity or (b) the failure to make a principal, premium or interest payment when due and such defaulted payment is not made, waived or extended within the applicable grace period, the result of which gives the holder of such indebtedness the right to accelerate such indebtedness; (vi) the failure by the Company, any Guarantor or other significant subsidiary to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its significant subsidiaries; (viii) the Company or any of its significant subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; and (ix) any guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its guarantee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the notes to be due and payable immediately.

The description above is qualified in its entirety by the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to (i) file with the SEC a registration statement (the “Exchange Offer Registration Statement”) relating to the registration of a new series of the Company’s notes (the “Exchange Notes”), in the same aggregate principal amount as and with terms identical in all respects to the Notes, (ii) use their commercially reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act and (iii) use their commercially reasonable best efforts to consummate a registered exchange offer with the holders of the Notes on or prior to the 365th calendar day following the Closing Date. The Company will use its commercially reasonable best efforts to keep such exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holder of the Notes.

Under certain circumstances, in lieu of a registered exchange offer, the Company and the Guarantors have agreed to file a shelf registration statement relating to the resale of the Notes and to use their commercially reasonable best efforts to keep such shelf registration statement effective until two years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). In addition, the Company and the Guarantors are required to pay additional interest if they fail to comply with their obligations to register the Notes within the specified time periods.

The description above is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 4.2 to this Current Report on Form 8-K.

Supplemental Indenture

Also on March 15, 2011, the Company, certain subsidiary guarantors, and Wells Fargo, National Association, as trustee, entered into the First Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated as of May 1, 2008, governing the Company’s 8.625% Senior Notes due 2015 (the “2015 Notes”). The Company received consents to enter into the Supplemental Indenture from the holders of approximately 94.5%, or approximately $614.2 million, of the outstanding $650 million aggregate principal amount of 2015 Notes, pursuant to the Company’s tender offer and consent solicitation with respect to the 2015 Notes. The tender offer for the 2015 Notes will expire March 28, 2011, unless extended by the Company in its sole discretion. The Supplemental Indenture will (i) eliminate almost all of the covenants and certain events of default applicable to the 2015 Notes and (ii) shorten the minimum redemption notice period from 30 days to three days should the Company elect to redeem any outstanding 2015 Notes in accordance with the terms of the indenture governing the 2015 Notes. The Supplemental Indenture became operative upon the Company’s purchase of a majority of the outstanding 2015 Notes pursuant to its tender offer and consent solicitation on March 15, 2011.

The description above is qualified in its entirety by the Supplemental Indenture, which is filed as Exhibit 4.3 to this Current Report on Form 8-K.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K relating to the execution of the Indenture and Registration Rights Agreement is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 15, 2011, by and among the Company, certain subsidiary guarantors named therein, and Wells Fargo, National Association, as trustee.

4.2	Registration Rights Agreement, dated March 15, 2011, by and among the Company, the Guarantors and the Representatives.

4.3	First Supplemental Indenture, dated as of March 15, 2011, by and among the Company, certain subsidiary guarantors named therein, and Wells Fargo, National Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: March 18, 2011	By:	/s/ James D. Bennett
James D. Bennett
Executive Vice President and Chief Financial Officer